Filed Pursuant to Rule 424(b)(3)

Registration Nos. 333-269091

PROSPECTUS SUPPLEMENT NO. 1

(TO PROSPECTUS DATED JANUARY 6, 2023)

This prospectus supplement amends and supplements the information in the prospectus, dated January 6, 2023 (the “Prior Prospectus”), filed with the U.S. Securities and Exchange Commission pursuant to our registration statement on Form F-3 (File No. 333-269091), relating to the offer and sale of up to $50,000,000 of our ordinary shares pursuant to a Controlled Equity OfferingSM Sales Agreement, or the Sales Agreement, that we entered into with Cantor Fitzgerald & Co. (the “Sales Agent”) on December 30, 2022. The Sales Agreement related to the sale of our ordinary shares from time to time with the Sales Agent acting as agent or principal. This prospectus supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus and any future amendments or supplements thereto.

On September 16, 2025, we provided notice to the Sales Agent of our election to terminate the Sales Agreement, which termination was effective on September 26, 2025. In the aggregate, we sold 7,684 ordinary shares through the Sales Agent for net proceeds of approximately $1,894,742 pursuant to the Sales Agreement. None of such sales occurred in the twelve months prior to the date of this prospectus supplement.

We are an “emerging growth company” and “foreign private issuer” as defined under U.S. federal securities laws and are consequently subject to reduced public company reporting requirements. Our ordinary shares are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “MYNZ.” The last sale price of our ordinary shares, as reported on Nasdaq on September 26, 2025, was $1.55 per share.

The purpose of this Prospectus Supplement is to terminate our continuous offering under the Prior Prospectus.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prior Prospectus or this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is October 3, 2025.